EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation of our reports included in this Annual Report on Form 10-K of Charter Communications, Inc. for the year ended December 31, 2001, into the Company’s previously filed Post Effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (No. 333-41486), Amendment No. 1 to Registration Statement on Form S-3 (No. 333-54394), Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-56850), Registration Statement on Form S-8 (No. 333-36628) and Registration Statement on Form S-8 (No. 333-61358).

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri
March 29, 2002